Exhibit 99.1

EQUATOR Beverage Company Reports 2023 First Quarter Results.

JERSEY CITY, NJ, April 1, 2023// — EQUATOR Beverage Company (OTC: MOJO) reports its results of operations for the quarter ended March 31, 2023. The Form 10-Q is expected to be filed in April with the United States Securities and Exchange Commission.

Highlights include:

●	Q1 2023 Net Revenue was $512,820 up from $379,657 for the same period last year. This was a $133,163 increase or 35%.

●	Q1 2023 Gross Margin was $198,520 or 39% of net revenue which was an increase of $51,446 from the comparable period.

●	Q1 2023 Net Income was $3,389 compared to a Net Loss of $135,379 for Q1 2022. This was a $138,768 improvement.

The improved results were primarily due to Covid having a lesser impact on the business.

In April 2023, EQUATOR Beverage Company will launch its line of energy drinks that are focused on female consumers. These energy drinks are carbonated and have natural ingredients including electrolytes and vital nutrients, coconut water, blood orange, citrus and pink grapefruit juice.

EQUATOR will continue to repurchase its shares during Q2 2023 and expects to end repurchases on June 30, 2023.

For additional information contact Glenn Simpson CEO EQUATOR Beverage Company at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ‘seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.